UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2015, Pacira Pharmaceuticals, Inc. (the “Company”) appointed James S. Scibetta, its Senior Vice President, Chief Financial Officer and Head of Technical Operations, to serve as President of the Company, effective October 20, 2015.  Mr. Scibetta will continue to serve as Chief Financial Officer while the Company conducts a search for his successor as Chief Financial Officer, and will also continue to oversee activities at the Company’s Science Center campus.  David Stack will continue to serve as Chief Executive Officer and Chairman of the Company.

Mr. Scibetta, age 51, has served as the Company’s Chief Financial Officer since August 2008, as Senior Vice President since 2014, and as Head of Technical Operations since January 2015.  In connection with Mr. Scibetta’s promotion to President, Mr. Scibetta’s annual base salary was increased to $475,000 per year, and his annual incentive target was also increased to 50% of his annual base salary for purposes of the Company’s annual incentive bonuses for the pro rata portion of the 2015 fiscal year.  Mr. Scibetta will also receive a grant of 40,000 stock options vesting over a four year period, and he will continue to be eligible to receive additional equity grants under the Company’s equity plans and participate in the Company’s other benefits generally available to employees of the Company. Except as noted above, all other terms of Mr. Scibetta’s employment agreement with the Company remain in full force and effect.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: October 20, 2015	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer, General Counsel and Secretary